UIL HOLDINGS CORPORATION
157 CHURCH STREET
P.O. BOX 1564
NEW HAVEN, CT  06506-0901
203.499.2812 FAX:  203.499.3626


NEWS RELEASE

OCTOBER 22, 2004        ANALYST CONTACT:    SUSAN ALLEN            203-499-2409
                        MEDIA CONTACT:      ANITA STEEVES          203-499-2901
                                            AFTER HOURS            203-499-2812

UIL HOLDINGS CORPORATION REPORTS THIRD QUARTER EARNINGS, DECLARES JANUARY 1, 2005 DIVIDEND AND PROVIDES LOOKING FORWARD INFORMATION FOR 2004
-------------------------------------------------------------------------------

         UIL Holdings Corporation (NYSE: UIL) today reported earnings from continuing operations for the third quarter of 2004 of $16.3 million, or $1.13 per share, compared to $16.6 million, or $1.16 per share, for the third quarter of 2003. For the first nine months of 2004, UIL reported net income of $32.4 million, or $2.25 per share, from continuing operations, compared to $27 million, or $1.90 per share, in the first nine months of 2003. These results exclude the results of operations of American Payment Systems (APS), which was sold to CheckFree Corporation in June of 2004 and are therefore reported separately as discontinued operations.

         Today UIL's Board of Directors also declared a quarterly dividend of $0.72 per share on its common stock payable January 1, 2005 to shareowners of record at the close of business on December 9, 2004.

         "Although third quarter results were slightly lower than last year, overall performance was steady," commented Nathaniel D. Woodson, UIL's Chief Executive Officer. "Results at Xcelecom returned to profitability for the quarter. We are also pleased with the progress made toward achieving permanent operation of the Cross-Sound cable. With respect to the utility, UI continues to have solid results, with economic growth helping to increase kilowatt-hour volume consumption over prior year. The regulatory proceeding involving the recovery of increased pension and post-retirement benefits costs has ended and UI is now evaluating the need for, and timing of, a rate case to recover expected increases in costs for capital projects and operating expenses."

THE UNITED ILLUMINATING COMPANY (UI)

         Net income for UI, the regulated electric utility subsidiary of UIL, totaled $17.6 million, or $1.23 per share, in the third quarter of 2004, compared to net income of $17.8 million, or $1.25 per share, in the third quarter of 2003. UI's third quarter 2004 results were positively impacted by economic growth and unanticipated increased kilowatt-hour volume consumption, excluding the effects of weather as compared to the same period of 2003. UI also benefited from lower interest charges in the third quarter of 2004 as compared to the third quarter of 2003, due to the refinancing of certain debt issues late in 2003 at lower interest rates. The favorable impact of economic growth during the quarter was mitigated by the relatively cool summer in 2004 compared to 2003, largely offsetting the kilowatt-hour growth compared to the same period in 2003.

         On August 11, 2004 the Department of Public Utility Control (DPUC) issued a final decision regarding UI's increased pension and post-retirement benefits costs. This decision reversed the February 18, 2004 final DPUC decision, which had provided for partial recovery of such costs. As a result of an October 2004 court order issued by the State Superior Court in the appeal of the February 18th decision brought by the Office of Consumer Counsel, UI was required to cease recovery of the increased pension and post-retirement benefits costs effective June 24, 2004 and forward. On a quarterly basis, UI had been recovering approximately $0.05 per share, after-tax, in accordance with the February 18th DPUC decision, and for the period February 18, 2004 through June 24, 2004 UI had recovered $1.1 million after-tax, or $0.08 per share.

         For the first nine months of 2004, net income for UI was $39.5 million, or $2.75 per share, compared to net income of $34.4 million, or $2.41 per share, for the same period in 2003, an increase of $0.34 per share. UI benefited from lower interest charges for the first nine months of 2004 as compared to the first nine months of 2003, due to the refinancing of certain debt issues late in 2003 at lower interest rates. Also, the results for the first nine months of 2004 were improved as compared to the same period in 2003 due to economic growth and an unanticipated increase in kilowatt-hour volume consumption. As indicated for the quarter, the benefits of this growth were mitigated by milder weather in 2004 as compared to the same period in 2003. The results of the first nine months of 2004 also benefited from various non-recurring gains attributable to
(1) a change in the accounting estimate for unbilled revenues resulting from the implementation of a new integrated software package which provides a more precise estimate of unbilled revenue, $0.07 per share, (2) a settlement by ISO-NE related to a review of the allocation of New England Power Pool transmission revenues to member companies, $0.09 per share, and (3) the resolution of post-closing issues and DPUC decisions related to UI's sale of Seabrook Station, $0.08 per share. These favorable variances were partially offset by higher operating expenses and increases in uncollectible customer accounts over the comparable period in 2003.


      ---------------------------------------------------------------
                 Real Retail kWh Sales excluding Weather,
                    Leap Year and Unbilled Adjustment

                             Q3 2004        Q3 2003     % Change
                             -------        -------     --------

      Millions of kWh         1,610          1,567          2.7%

                            YTD 2004       YTD 2003     % Change
                            --------       --------     --------

      Millions of kWh         4,454          4,336          2.7%
      ---------------------------------------------------------------

         UI, as part of a mutual assistance arrangement, sent ten employees to Florida to help recover from two of the hurricanes that devastated the area, the costs of which were reimbursed by the Florida utilities UI assisted.

NON-UTILITY BUSINESSES

         UIL serves as the parent company for several non-utility businesses, including the operating business Xcelecom, Inc. (Xcelecom), and two entities which indirectly support the operations of their respective passive and minority interest investments, United Bridgeport Energy, Inc. (UBE) and United Capital Investments, Inc. (UCI). UIL completed the sale of its other non-utility, operating business, APS, in June 2004. Results for APS are reported as discontinued operations.

         The non-utility businesses, including unallocated UIL Corporate costs, reported a loss from continuing operations of $1.3 million, or $0.10 per share, in the third quarter of 2004 compared to a loss from continuing operations of $1.2 million, or $0.09 per share in the same period of 2003. Results from discontinued operations for the third quarter of 2004 were minimal as the only activity resulted from the completion of post-closing review procedures related to the June 2004 sale of APS. Discontinued operations reported net income of $0.4 million, or $0.03 per share, in third quarter of 2003.

         For the first nine months of 2004, the non-utility businesses, including unallocated UIL Corporate costs, reported a loss from continuing operations of $7.1 million, or $0.50 per share, compared to a loss from continuing operations of $7.4 million, or $0.51 per share, in the same period of 2003. Results from discontinued operations for the first nine months of 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.47 per share, compared to a loss of $0.5 million, or $0.04 per share, in the first nine months of 2003.

XCELECOM, INC.

         Xcelecom, a subsidiary of UIL engaged in the specialty electrical contracting and voice-data-video systems integration business, reported net income of $0.6 million, or $0.04 per share, in the third quarter of 2004, compared to a net loss of $0.1 million, or $0.01 per share, in the third quarter of 2003. The improvement in earnings from the prior year was mainly due to an increase in sales among all regions of the electrical contracting business of $19 million. While the majority of Xcelecom's operating entities have been profitable, some operating entities are not meeting profit targets. Xcelecom has been able to manage administrative costs and continues to evaluate strategies to improve operating efficiencies. These increases were partially offset by lagging performance in the systems integration business.

         Xcelecom's backlog of work to be completed as of September 30, 2004 amounted to $215.5 million, an increase of $87.7 million, or 69%, from the same period of 2003. While the backlog has grown significantly, the composition of this backlog is weighted towards larger projects, which have historically produced lower margins than smaller projects.

         Xcelecom reported a loss of $0.1 million, or $0.01 per share, for the first nine months of 2004, compared to a loss of $1.5 million, or $0.10 per share, for the same period of 2003. The improvement in earnings from the prior year was mainly due to the absence of $0.08 per share on two large project losses incurred in the prior year, partially offset by income in the prior year related to the completion of a large contract. Activity in the Northeast, which had been affected by slow economic recovery earlier in the year, continues to improve, although there is still soft demand for the systems integration services business.


NON-UTILITY PASSIVE AND MINORITY INTEREST INVESTMENTS

UNITED BRIDGEPORT ENERGY, INC.

         UBE, a subsidiary of UIL that holds a 33 1/3% ownership interest in Bridgeport Energy, LLC (BE), had a loss of $0.3 million, or $0.02 per share, in the third quarter of 2004, compared to earnings of $0.6 million, or $0.04 per share, in the same quarter of 2003.

         For the first nine months of 2004, UBE had a loss of $2.5 million, or $0.17 per share, compared to a loss of $1.6 million, or $0.11 per share, in the first nine months of 2003. Lower energy prices due to weather and high natural gas prices continued to negatively impact results for both the third quarter and first nine months of 2004. These impacts were partially offset by lower plant operating expenses, as well as the elimination of interest expenses in 2004 as a result of the restructuring of UIL Holdings' intercompany loan to UBE to 100% equity in January 2004.

         Although energy and natural gas prices continue to hamper the results of BE, the plant has not required any capital contributions from UBE through the first nine months of 2004.

UNITED CAPITAL INVESTMENTS, INC.

         UCI is a subsidiary of UIL which holds a number of passive and minority investments, including a 25% interest in Cross-Sound Cable, LLC (Cross-Sound), an entity that owns and operates a transmission line connecting Connecticut to Long Island under the Long Island Sound. During the third quarter of 2004, UCI broke even as compared to a net loss of $0.4 million, or $0.03 per share, in the third quarter of 2003. The improvement from the prior year was mainly due to income from Cross-Sound of $0.2 million, after-tax, or $0.01 per share, and lower valuation losses of other minority interest investments.

         UCI reported a net loss of $0.4 million, or $0.03 per share, for the first nine months of 2004, compared to a net loss of $0.6 million, or $0.05 per share in the same period of 2003. The improvement in earnings was mainly due to lower valuation losses from passive investments.

         Cross-Sound is working to satisfy the provisions of a settlement agreement among various parties including the Connecticut Department of Environmental Protection (CDEP), Connecticut Light & Power (CL&P) and the Long Island Power Authority (LIPA), which allowed for commercial operation of the Cross-Sound cable. Specifically, in October of 2004, remediation work began in the New Haven navigation channel section of the Long Island Sound to bring the Cross-Sound cable into compliance with the permit conditions set forth by the CDEP. Remediation work is expected to be completed within the fourth quarter of 2004. In addition, at the end of September 2004, Cross-Sound funded its $2.0 million commitment to a research and restoration fund for the Long Island Sound. Regarding the provision of the settlement agreement which is not within Cross-Sound's control, CL&P and LIPA reached the necessary agreements in the third quarter of 2004 for the replacement of the existing 1385kV line, which connects Norwalk, CT to Northport, NY under the Long Island Sound. Such agreements included a schedule for implementation which was approved by the CDEP.

         Cross-Sound has not required additional capital funding from its owners for the first nine months of 2004.


UIL CORPORATE

         UIL Holdings retains certain costs at the holding company, or "corporate," level which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges, strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $1.6 million, or $0.12 per share in the third quarter of 2004, compared to unallocated after-tax costs of $1.3 million, or $0.09 per share in the same quarter of 2003. For the first nine months of 2004 UIL Corporate incurred unallocated after-tax costs of $4.1 million, or $0.29 per share, compared to unallocated after-tax costs of $3.7 million, or $0.25 per share, in the first nine months of 2003. The increased costs for both the quarter and the first nine months of 2004, were mainly due to increased administrative expenses such as stock option expense and costs associated with complying with Sarbanes Oxley requirements.

DISCONTINUED OPERATIONS

         On June 22, 2004, UIL completed the sale of APS to CheckFree Corporation (CheckFree), a leading provider of financial electronic commerce services and products, pursuant to the purchase agreement entered into between the parties on December 16, 2003. APS, and its 51% ownership interest in CellCards of Illinois, LLC (CCI) were classified as discontinued operations in the fourth quarter of 2003. On February 13, 2004, CCI was sold to an independent third party for book value, excluding transaction costs.

         The results of discontinued operations for the first nine months of 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.47 per share. The cumulative after-tax gain on the sale during 2003 and 2004, net of all transaction costs incurred, was $46 million, or $3.21 per share. However, the after-tax effect of the sale, net of transaction costs, for the first nine months of 2004 was $3.22 per share, as certain transaction costs were incurred and expensed in the fourth quarter of 2003. Post-closing review procedures were completed during the third quarter of 2004 and the resulting adjustments net to an insignificant increase in the gain on the sale of APS. Discontinued operations reported net income of $0.4 million, or $0.03 per share, in third quarter of 2003 and a loss of $0.5 million, or $0.04 per share, in the first nine months of 2003.

LOOKING FORWARD

UIL HOLDINGS' CONSOLIDATED EARNINGS ESTIMATES FOR 2004 AND CASH FLOW DISCUSSION
-------------------------------------------------------------------------------

         UIL's estimate of earnings per share from continuing operations for 2004 remains at $2.40 - $2.60 per share. Though the estimate is unchanged from the previous estimate, the components of the estimate have changed. The new estimate reflects better than previously expected earnings at UIL's electric utility subsidiary, UI, but worse than expected non-utility earnings primarily at UBE.

         These amounts exclude the impact of discontinued operations, including the closing of the sale of APS in June 2004. Discontinued operations has contributed $3.47 per share to UIL's earnings in 2004 including $3.22 per share from the sale of APS, and $0.25 per share from the operations of APS before the sale.

THE UNITED ILLUMINATING COMPANY

         UI's new estimate for 2004 earnings is $2.95 - $3.05 per share, compared to the previous earnings estimate of $2.75 - $2.85 per share. UI has experienced higher than expected kilowatt-hour sales in the first nine months of 2004 that are mostly due to non-weather variations, and some additional sales increase is now expected in the fourth quarter of 2004. Management will continue to monitor and assess the economic growth impact on kilowatt-hour sales that UI has experienced through the third quarter of 2004. In addition, the various non-recurring gains, noted in the report on nine months earnings to date for UI amounting to approximately $0.24 per share, have increased the earnings estimate. These positive factors are expected to be partially offset by increased expenses and the absence, of about seven and a half months, of recovery of pension and post-retirement benefits expenses that are higher than approved in UI's last rate case.

         The competitive transmission assessment (CTA) is expected to earn approximately $0.94 per share in 2004, the Distribution Division is expected to earn $1.85-$1.95 per share, and the generation service charge (GSC) and conservation and load management (C&LM) components are expected to earn $0.16 per share.

         Depreciation expenses are increasing in 2004 compared to 2003 due to increases in plant-in-service balances, particularly UI's new customer information system.

         The CTA produces significant cash flow for UI and UIL Holdings. In 2004, CTA funds from operations are expected to produce approximately $26 million. This estimate significantly increased from the previously disclosed estimate principally from improved results from energy sales under the current purchase power agreement.

XCELECOM

         Xcelecom's earnings estimate remains at $0.05 - $0.15 per share in 2004. Although Xcelecom has lost $0.1 million, or $0.01 per share through the first nine months of 2004, Xcelecom was profitable in the third quarter, earning $0.6 million, or $0.04 per share. It is believed that Xcelecom's transition back to profitability, from the economic slowdown that effected Xcelecom's markets beginning in 2002, is at hand.

         There have been earnings improvements in all of Xcelecom's geographical areas. Xcelecom's backlog of work to be completed at the end of December 2003 was $147 million, and as of September 30, 2004 is $216 million. Backlog still has lower than historical margins due to the still recovering economic conditions in Xcelecom's markets and to the composition of this backlog which is weighted towards larger lower margin projects.

         Some of Xcelecom's subsidiaries have been, and are expected to be, profitable, while others are currently expected to incur losses for 2004. Xcelecom will continue to review underperforming operations and make business decisions to produce greater efficiencies. In addition, Xcelecom is continuing to work on reducing operating and overhead related costs.

         One of Xcelecom's construction subsidiaries has been affected by the recent four hurricanes in Florida. That unit expects full recovery from insurance for physical premises damage and business interruption. The unit is currently operating fully and effectively, out of temporary quarters. As a result of the hurricane damage, active projects have been delayed due to the necessity for commercial and residential repair work in the region. The long term impact of the hurricane damage on this market will not be known for some time.

         Xcelecom is expected to generate enough cash from operations in 2004 to fund its operations, pay for capital expenditures, and fund most of its prior acquisition contractual obligations, but is not expected to make a cash contribution to UIL in 2004. Certain other contractual obligations, related to acquisitions made by Xcelecom in previous years, are paid for by UIL. Xcelecom maintains a revolving credit facility that may be utilized, among other things, to meet short-term liquidity needs in the event cash generated by operating activities is insufficient. Xcelecom may also increase liquidity through additional infusions from UIL if necessary.

MINORITY INTEREST INVESTMENT & OTHER

UNITED BRIDGEPORT ENERGY, INC.

         Offsetting the expected improved earnings at UI is a decrease in expected earnings from operations at UBE. The revised 2004 estimate of losses for UBE is $0.25 - $0.30 per share, compared to the previous estimate of losses of $0.05 - $0.15 per share. Results for UBE are the most uncertain component of UIL's earnings estimates at this time. UBE continues to be hampered by low energy prices (sales) and high natural gas prices (costs) keeping both margins and sales levels low. These factors have negatively impacted results in the first nine months of 2004. The 2004 estimate also reflects low installed capability (ICAP) revenues. UBE will continue to monitor the carrying value of its investment in Bridgeport Energy for recoverability and based on current projections, the investment is currently expected to be fully recoverable. UIL is actively reviewing with the majority owner and operator of the plant alternatives to improve results of BE. The company will continue to assess such recoverability based on its review of UBE operations. The results at UBE are highly dependent upon energy prices and natural gas prices in Connecticut, which are volatile.

UNITED CAPITAL INVESTMENTS, INC.

         UCI results are expected to be between losses of $0.05 per share and breakeven in 2004. Part of the expected decrease relates to the temporary cessation of operations of the Cross-Sound cable from May 9, 2004 through June 28, 2004, and the fact that it is operating under an interim agreement with LIPA that provides somewhat lower income to Cross-Sound than the longer term agreement. There have also been some small but unexpected losses in some of UCI's other passive investments. UCI, including Cross-Sound, is expected to be cash neutral in 2004.

UIL CORPORATE

         UIL Corporate reports unallocated corporate administrative costs and unallocated interest charges. UIL Corporate is expected to incur unallocated after-tax costs of $0.30 - $0.40 per share in 2004, an increase from the previously estimated after-tax costs of $0.25 - $0.35 per share, due to somewhat higher administrative costs such as stock option expense and costs associated with complying with Sarbanes Oxley requirements. UIL Corporate is entirely dependent on dividends from its subsidiaries, external borrowings and the proceeds from the sale of APS to provide the cash necessary to service debt, pay administrative costs, pay common dividends to UIL Holdings' shareholders and to meet other contractual obligations not funded by UIL Holdings' subsidiaries.

         UIL Holdings' current earnings range estimate for 2004 is less than its current dividend rate of $2.88 per common share. As of October 1, 2004, the four quarterly dividends of 2004, which amounted to approximately $42 million, have been paid from funds from operations.



         UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., which holds a number of passive, minority investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

CERTAIN STATEMENTS CONTAINED HEREIN, REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). THESE INCLUDE STATEMENTS REGARDING MANAGEMENT'S INTENTIONS, PLANS, BELIEFS, EXPECTATIONS OR FORECASTS FOR THE FUTURE. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE CORPORATION'S EXPECTATIONS AND INVOLVE RISKS AND UNCERTAINTIES; CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE STATEMENTS. SUCH RISKS AND

UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, CHANGES IN DEMAND FOR ELECTRICITY AND OTHER PRODUCTS AND SERVICES, UNANTICIPATED WEATHER CONDITIONS, CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES, AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, AND TECHNOLOGICAL FACTORS AFFECTING THE OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES OF THE CORPORATION'S SUBSIDIARIES. THE FOREGOING AND OTHER FACTORS ARE DISCUSSED AND SHOULD BE REVIEWED IN THE CORPORATION'S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OTHER SUBSEQUENT PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD-LOOKING STATEMENTS INCLUDED HEREIN SPEAK ONLY AS OF THE DATE HEREOF AND THE CORPORATION UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE SUCH STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES.

The following are summaries of UIL Holdings' unaudited consolidated and segmented financial information for the third quarter and first nine months of 2004:

                                 ##

                            UIL HOLDINGS CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      (Thousands except per share amounts)
                                   (Unaudited)


                                                              Three Months Ended                  Nine Months Ended
                                                                  September 30,                      September 30,
                                                            2004              2003              2004            2003
                                                            ----              ----              ----            ----
OPERATING REVENUES
  Utility                                                   $ 231,421        $ 194,948       $ 588,857      $ 516,323
  Non-utility businesses                                       91,999           74,755         244,725        218,240
                                                       ---------------    -------------   -------------  -------------
       Total Operating Revenues                               323,420          269,703         833,582        734,563
                                                       ---------------    -------------   -------------  -------------
OPERATING EXPENSES
  Operation
     Fuel and energy                                          119,748           77,394         289,014        206,242
     Operation and maintenance                                138,515          122,669         386,370        354,086
  Depreciation and amortization                                18,189           22,056          51,826         70,097
  Taxes - other than income taxes                              11,467           11,308          32,153         32,137
                                                       ---------------    -------------   -------------  -------------
       Total Operating Expenses                               287,919          233,427         759,363        662,562
                                                       ---------------    -------------   -------------  -------------
OPERATING INCOME FROM CONTINUING OPERATIONS                    35,501           36,276          74,219         72,001
                                                       ---------------    -------------   -------------  -------------

OTHER INCOME AND (DEDUCTIONS), NET                              1,034            1,975           3,865          2,266
                                                       ---------------    -------------   -------------  -------------

INTEREST CHARGES, NET
  Interest on long-term debt                                    5,064            6,611          15,126         19,755
  Other interest, net                                            (857)             950             633          1,528
                                                       ---------------    -------------   -------------  -------------
                                                                4,207            7,561          15,759         21,283
  Amortization of debt expense and redemption premiums            377              316           1,090            941
                                                       ---------------    -------------   -------------  -------------
       Total Interest Charges, net                              4,584            7,877          16,849         22,224
                                                       ---------------    -------------   -------------  -------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES          31,951           30,374          61,235         52,043

INCOME TAXES                                                   15,632           13,809          28,858         24,984
                                                       ---------------    -------------   -------------  -------------

INCOME FROM CONTINUING OPERATIONS                              16,319           16,565          32,377         27,059
DISCONTINUED OPERATIONS, NET OF TAX                                16              388          49,824           (539)
                                                       ---------------    -------------   -------------  -------------

NET INCOME                                                   $ 16,335         $ 16,953        $ 82,201       $ 26,520
                                                       ===============    =============   =============  =============

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC            14,394           14,295          14,363         14,287
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED          14,431           14,303          14,390         14,295

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
  CONTINUING OPERATIONS                                        $ 1.13           $ 1.16          $ 2.25         $ 1.90
  DISCONTINUED OPERATIONS                                      $ 0.00           $ 0.03          $ 3.47        $ (0.04)
                                                       ---------------    -------------   -------------  -------------
  NET EARNINGS                                                 $ 1.13           $ 1.19          $ 5.72         $ 1.86
                                                       ===============    =============   =============  =============

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:
  CONTINUING OPERATIONS                                        $ 1.13           $ 1.16          $ 2.25         $ 1.90
  DISCONTINUED OPERATIONS                                      $ 0.00           $ 0.03          $ 3.46        $ (0.04)
                                                       ---------------    -------------   -------------  -------------
  NET EARNINGS                                                 $ 1.13           $ 1.19          $ 5.71         $ 1.86
                                                       ===============    =============   =============  =============

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK              $ 0.72           $ 0.72          $ 2.16         $ 2.16
                                                       ===============    =============   =============  =============


                             UIL HOLDINGS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (Unaudited)

                                                                                     September 30,        December 31,
     (thousands of dollars)                                                              2004                   2003
     -----------------------------------------------------------------------------------------------------------------------
     ASSETS
        Current assets                                                                     $ 262,558              $ 229,732
        Current assets of discontinued operations held for sale                                    -                103,697
        Property, plant and equipment, net                                                   542,911                548,794
        Regulatory assets                                                                    712,377                736,808
        Other long-term assets                                                               272,900                261,205
        Long-term assets of discontinued operations held for sale                                  -                 17,930
                                                                                   ------------------     ------------------
                     Total Assets                                                         $1,790,746             $1,898,166
                                                                                   ------------------     ------------------


     LIABILITIES AND CAPITALIZATION
        Current liabilities                                                                $ 180,902              $ 217,461
        Current liabilities of discontinued operations held for sale                               -                 94,267
        Noncurrent liabilities                                                               152,852                171,455
        Noncurrent liabilities of discontinued operations held for sale                            -                    921
        Deferred income taxes                                                                355,475                345,676
        Regulatory liabilities                                                                61,124                 80,152
                                                                                   ------------------     ------------------
                     Total Liabilities                                                       750,353                909,932

        Net long-term debt                                                                   491,174                495,460
        Net common stock equity                                                              549,219                492,774
                                                                                   ------------------     ------------------
                     Total Capitalization                                                  1,040,393                988,234

                                                                                   ------------------     ------------------
                     Total Liabilities and Capitalization                                 $1,790,746             $1,898,166
                                                                                   ------------------     ------------------


                            UIL HOLDINGS CORPORATION
                    SEGMENTED CONSOLIDATED INCOME STATEMENT

                                                             QUARTER ENDED                         YEAR TO DATE
                                                              SEPTEMBER 30,                         SEPTEMBER 30,
(IN MILLIONS - UNAUDITED)                                 2004              2003                  2004              2003
-------------------------                                 ----              ----                  ----              ----
OPERATING REVENUE
UI from operations                                       $231.5            $194.9                $588.9            $516.3
Xcelecom                                                   92.0              74.8                 244.7             218.2
Minority Interest Investment and Other                     (0.1)              0.0                   0.0               0.1
                                                         ------            ------                ------            ------
  TOTAL                                                  $323.4            $269.7                $833.6            $734.6
                                                         ======            ======                ======            ======

FUEL AND ENERGY EXPENSE - UI                             $119.7             $77.4                $289.0            $206.2
                                                         ======            ======                ======            ======

OPERATION AND MAINTENANCE EXPENSE
UI                                                        $48.1             $48.5                $142.7            $135.8
Xcelecom                                                   89.3              73.3                 240.0             215.6
Minority Interest Investment and Other                      1.2               0.8                   3.7               2.7
                                                         ------            ------                ------            ------
  TOTAL                                                  $138.6            $122.6                $386.4            $354.1
                                                         ======            ======                ======            ======

DEPRECIATION AND AMORTIZATION
UI                                                         $7.2              $7.3                 $22.0             $21.1
Xcelecom                                                    1.0               0.9                   2.7               2.6
                                                         ------            ------                ------            ------
  Subtotal depreciation                                     8.2               8.2                  24.7              23.7
Amortization of regulatory assets (UI)                      9.7              13.6                  26.2              45.5
Amortization Xcelecom                                       0.3               0.3                   0.9               1.0
                                                         ------            ------                ------            ------
  TOTAL DEPRECIATION AND AMORTIZATION                     $18.2             $22.1                 $51.8             $70.2
                                                         ======            ======                ======            ======

TAXES - OTHER THAN INCOME TAXES
   UI - State gross earnings tax                           $7.4              $7.8                 $19.6             $20.3
UI - other                                                  3.7               3.1                  11.1              10.5
Xcelecom                                                    0.4               0.4                   1.5               1.3
                                                         ------            ------                ------            ------
  TOTAL                                                   $11.5             $11.3                 $32.2             $32.1
                                                         ======            ======                ======            ======

OTHER INCOME (DEDUCTIONS)
UI - other                                                 $1.0              $1.1                  $7.1              $4.2
Xcelecom                                                    0.1               0.1                   0.6               0.4
Minority Interest Investment and Other                      0.0               0.8                  (3.8)             (2.4)
                                                         ------            ------                ------             ------
  TOTAL                                                    $1.1              $2.0                  $3.9              $2.2
                                                         ======            ======                ======             ======

INTEREST CHARGES
UI                                                         $2.3              $5.6                 $10.2             $16.4
UI - Amortization: debt expense, redemption premiums        0.4               0.3                   1.1               0.6
Xcelecom                                                    0.1               0.1                   0.4               0.4
Minority Interest Investment and Other                      1.8               1.9                   5.1               4.8
                                                         ------            ------                ------            ------
  TOTAL                                                    $4.6              $7.9                 $16.8             $22.2
                                                         ======            ======                ======            ======

INCOME TAXES
UI                                                        $16.4             $14.6                 $34.6             $29.7
Xcelecom                                                    0.4               0.0                  (0.1)             (0.8)
Minority Interest Investment and Other                     (1.1)             (0.8)                 (5.6)             (4.0)
                                                         ------            ------                ------            ------
  TOTAL                                                   $15.7             $13.8                 $28.9             $24.9
                                                         ======            ======                ======            ======

NET INCOME
UI                                                        $17.6             $17.8                 $39.5             $34.4
Xcelecom                                                    0.6              (0.1)                 (0.1)             (1.5)
Minority Interest Investment and Other                     (1.9)             (1.1)                 (7.0)             (5.9)
                                                         ------            ------                ------            ------
  SUBTOTAL NET INCOME FROM CONTINUING OPERATIONS           16.3              16.6                  32.4              27.0
Discontinued Operations                                     0.0               0.4                  49.8              (0.5)
                                                         ------            ------                ------            ------
  TOTAL NET INCOME                                        $16.3             $17.0                 $82.2             $26.5
                                                         ======            ======                ======            ======


                                      BUSINESS SEGMENT SUMMARY INFORMATION
                                     (In Millions, except per share amounts)
                                                  (Unaudited)

                                            UIL HOLDINGS CORPORATION
                                            ------------------------

                                                  QUARTER ENDED   QUARTER ENDED    YEAR TO DATE     YEAR TO DATE
                                                  SEP. 30, 2004   SEP. 30, 2003    SEP. 30, 2004   SEP. 30, 2003
                                                  -------------   -------------    -------------   -------------

Income from Continuing Operations, net of tax            $ 16.3          $ 16.6           $ 32.4           $ 27.0

Net Income                                               $ 16.3          $ 17.0           $ 82.2           $ 26.5

Earnings per Share - basic                               $ 1.13          $ 1.19           $ 5.72           $ 1.86



                                         THE UNITED ILLUMINATING COMPANY
                                         -------------------------------

                                                  QUARTER ENDED   QUARTER ENDED    YEAR TO DATE     YEAR TO DATE
                                                  SEP. 30, 2004   SEP. 30, 2003    SEP. 30, 2004   SEP. 30, 2003
                                                  -------------   -------------    -------------   -------------

Net Income                                               $ 17.6          $ 17.8           $ 39.5           $ 34.4

Earnings per Share - basic                               $ 1.23          $ 1.25           $ 2.75           $ 2.41

Retail Sales (millions of KWH)                            1,621           1,617            4,529 *          4,390
*Includes 46 million KWH non-recurring adjustment associated with a change in accounting estimate to unbilled revenue recognized in Q1 2004.


                                            NON-UTILITY BUSINESSES
                                            ----------------------

                                                  QUARTER ENDED   QUARTER ENDED    YEAR TO DATE     YEAR TO DATE
                    XCELECOM                      SEP. 30, 2004   SEP. 30, 2003    SEP. 30, 2004   SEP. 30, 2003
                    --------                      -------------   -------------    -------------   -------------

Net Income                                                $ 0.6          $ (0.1)          $ (0.1)          $ (1.5)

Earnings per Share - basic                               $ 0.04         $ (0.01)         $ (0.01)         $ (0.10)


          MINORITY INTEREST INVESTMENT
                    AND OTHER
          ----------------------------

Net Income                                               $ (1.9)         $ (1.1)          $ (7.0)          $ (5.9)

Earnings per Share - basic                              $ (0.14)        $ (0.08)         $ (0.49)         $ (0.41)


             DISCONTINUED OPERATIONS
             -----------------------

Net Income                                                  $ -           $ 0.4           $ 49.8           $ (0.5)

Earnings per Share - basic                                  $ -          $ 0.03           $ 3.47          $ (0.04)

          TOTAL NON-UTILITY BUSINESSES
          ----------------------------

Net Income                                               $ (1.3)         $ (0.8)          $ 42.7           $ (7.9)

Earnings per Share - basic                              $ (0.10)        $ (0.06)          $ 2.97          $ (0.55)

